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                                                                       EXHIBIT 8



                                                                   April 2, 1997


Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994

Port St. Lucie National Bank Holding Corp.
1100 S.W. St. Lucie W. Blvd.
Port St. Lucie, Florida 34986

          Re: Proposed Merger of Port St. Lucie National Bank Holding Corp. with and into Seacoast Banking Corporation of Florida

Ladies and Gentlemen:


     We have acted as special tax counsel to Seacoast Banking Corporation of Florida ("Seacoast"), a corporation organized and existing under the laws of the State of Florida, in connection with the federal income tax consequences of proposed merger of Port St. Lucie National Bank Holding Corp. ("PSHC"), a corporation organized and existing under the laws of the State of Florida, with and into Seacoast. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of February 19, 1997, by and between PSHC and Seacoast (the "Agreement").


     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1) the Agreement;


          (2) the Registration Statement on Form S-4 filed by Seacoast (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, on April 2, 1997, including the Joint Proxy Statement/Prospectus for the Special Meeting of the Shareholders of PSHC and the Annual Meeting of the Shareholders of Seacoast; (the "Proxy Statement/Prospectus") and


          (3) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Seacoast and PSHC and through certificates provided by the management of Seacoast and the management of PSHC.


     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses to expand geographically, and provide for a stronger market position and for greater financial

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resources to meet competitive challenges within the Port St. Lucie, Florida market area. To achieve these goals, the following will occur pursuant to the
Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, PSHC shall be merged with and into Seacoast in accordance with the provisions of, and with the effect provided in Sections 607.1101, 607.1103, 607.1105, 607.1106 and 607.1107 of the FBCA (the "Merger").
     Seacoast shall be the Surviving Corporation resulting from the Merger and shall continue to be a corporation organized and existing under the Florida Business Corporation Act. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of PSHC and Seacoast.

          (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Seacoast, PSHC, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

             (a) Each share of capital stock of Seacoast issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b) Each share of PSHC Common Stock, excluding shares held by any PSHC Entity or any Seacoast Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.4 of the Agreement issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of Seacoast Class A Stock in an amount equal to the Purchase Price Per Share divided by the Seacoast Stock Price (the "Exchange Ratio"); provided, that, in the event that the Purchase Price Per Share shall be less than $24.62 (the "Lower Threshold Price") then PSHC shall have the right to terminate the Agreement.

             (c) Each issued and outstanding PSHC Warrant shall be converted into and exchanged for shares of Seacoast Class A Stock based upon the exchange ratio (the "Warrant Exchange Ratio") obtained by dividing (i) the difference between the Purchase Price Per Share and $8.26 by (ii) the Seacoast Stock Price.

             (d) Each of the shares of PSHC Common Stock held by any PSHC Entity or by any Seacoast Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (3) Any holder of shares of PSHC Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section
     607.1301 et seq. of the FBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law.

          (4) Notwithstanding any other provision of the Agreement, each holder of shares of PSHC Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Seacoast Class A Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Seacoast Class A Stock multiplied by the Seacoast Stock Price. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     In addition, we understand that, following the Effective Time, Port St. Lucie National Bank will be merged with and into First National Bank & Trust Company of the Treasure Coast, which national banking associations are presently wholly-owned subsidiaries of PSHC and Seacoast, respectively.
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     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

          (1) The fair market value of the Seacoast Class A Stock and other consideration received in the aggregate by the shareholders of PSHC will be approximately equal to the fair market value of the PSHC Common Stock surrendered in exchange therefor.

          (2) There is no plan or intention on the part of the shareholders of PSHC who own five percent (5%) or more of PSHC Common Stock, and to the best of the knowledge of the management of PSHC, there is no plan or intention on the part of the remaining shareholders of PSHC to sell, exchange, or otherwise dispose of a number of shares of Seacoast Class A Stock to be received in the proposed transaction that would reduce their holdings in Seacoast Class A Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of PSHC Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of PSHC Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Seacoast Class A Stock will be treated as outstanding PSHC Common Stock as of the Effective Time. Moreover, shares of PSHC Common Stock and shares of Seacoast Class A Stock held by PSHC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

          (3) Seacoast has no plan or intention to redeem or otherwise reacquire any shares of Seacoast Class A Stock issued in the Merger.

          (4) Seacoast has no plan or intention to dispose of any of the assets of PSHC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Seacoast. For purposes this paragraph, control means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

          (5) The liabilities of PSHC assumed by Seacoast and the liabilities to which the transferred assets of PSHC are subject were incurred by PSHC in the ordinary course of its business.

          (6) Following the transaction, Seacoast will continue the historic business of PSHC or use a significant portion of PSHC's historic business assets in a business.

          (7) Seacoast, PSHC, and the shareholders of PSHC will pay their respective expenses, if any, incurred in connection with the transaction, except that each of Seacoast and PSHC shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

          (8) There is no intercorporate indebtedness existing between PSHC and Seacoast that was issued, acquired, or will be settled at a discount.

          (9) PSHC is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

          (10) Both the fair market value and the total adjusted basis of the assets of PSHC transferred to Seacoast will equal or exceed the sum of the liabilities assumed by Seacoast plus the amount of the liabilities, if any, to which the transferred assets are subject.

          (11) The payment of cash to PSHC shareholders in lieu of fractional shares of Seacoast Class A Stock is solely for the purpose of avoiding the expense and inconvenience to Seacoast of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the PSHC shareholders instead of issuing fractional shares of Seacoast Class A Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the PSHC shareholders in exchange for their shares of PSHC Common Stock. The
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     fractional share interests of each PSHC shareholder will be aggregated, and no PSHC shareholder will receive cash in an amount equal to or greater than the value of one full share of Seacoast Class A Stock.

          (12) None of the compensation received by any shareholder-employees of PSHC will be separate consideration for, or allocable to, any of their shares of PSHC Common Stock; none of the shares of Seacoast Class A Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of PSHC' United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) PSHC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which PSHC is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by PSHC, in the case of a first-tier subsidiary of PSHC or by a controlled corporation, in the case of a lower-tier subsidiary.

        (14) Neither Seacoast nor PSHC is an investment company as defined in Code Section 368(a)(2)(F).

        (15) The Agreement represents the entire understanding of PSHC and Seacoast with respect to the Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and in accordance with the FBCA and that the representations made by Seacoast and PSHC (including the representation that PSHC shareholders will maintain sufficient equity ownership interests in Seacoast after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

          (1) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code.


          (2) No gain or loss will be recognized by Seacoast or PSHC as a result of the Merger.



          (3) No gain or loss will be recognized to the PSHC shareholders upon the receipt of Seacoast Class A Stock solely in exchange for their shares of PSHC Common Stock.



          (4) The basis of the Seacoast Class A Stock to be received by PSHC shareholders will be the same as the basis of the PSHC Common Stock surrendered in the exchange, less any basis attributable to fractional shares of Seacoast Class A Stock settled by cash payment.



          (5) The holding period of the Seacoast Class A Stock to be received by PSHC shareholders will include the holding period of the PSHC Common Stock surrendered in exchange therefor, provided that the PSHC Common Stock was held as a capital asset on the date of the exchange.



          (6) The payment of cash to a PSHC shareholder in lieu of issuing a fractional share interest in Seacoast will be treated for federal income tax purposes as if the fractional share was distributed as part

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     of the exchange and then was redeemed by Seacoast. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.


          (7) The payment of cash in respect of shares of PSHC Common Stock as to which appraisal rights are perfected will be treated as distributions in full payment in exchange for such shares of PSHC Common Stock. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the shares of PSHC Common Stock constitute a capital asset in the hands of the exchanging shareholder.



     This tax opinion does not address the tax consequences of the exchange in the Merger of PSHC Warrants for Seacoast Class A Common Stock. Under current law, the tax consequences of such exchange are unclear. Existing Treasury Regulations state that warrants are not stock or securities for purposes of the reorganization provisions of the Code. Although recently proposed regulations would treat a warrant issued by a party to a reorganization as a security that could be exchanged for stock in another party to the reorganization without the recognition of gain or loss, those regulations are not effective currently. Proposed Regulations are not binding on the IRS, and may not be relied upon by a taxpayer. Holders of PSHC Warrants should consult their tax advisors with respect to the possible tax consequences of the exchange of PSHC Warrants for Seacoast Class A Common Stock in the Merger.



     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the federal income tax matters specifically covered thereby and are qualified and limited to the same extent specified in the Proxy Statement/Prospectus under the caption "Description of Merger -- Certain Federal Income Tax Consequences", and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to the exchange of PSHC Warrants for Seacoast Class A Stock, intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.


     We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction -- Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Seacoast.

                                          Very truly yours,

                                          ALSTON & BIRD LLP

                                          By:       /s/ PINNEY L. ALLEN
                                            ------------------------------------
                                                      Pinney L. Allen